Exhibit 99.1

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS FIRST-QUARTER 2014 EARNINGS

– Operating profit for growth businesses increased 56% –

– Ohio pulp mill production issues resolved –

– Severe weather conditions impacted results –

YORK, Pennsylvania – April 29, 2014 – Glatfelter (NYSE: GLT) today reported first quarter 2014 net income of $14.6 million, or $0.33 per diluted share, and adjusted earnings of $14.1 million, or $0.32 per diluted share. For the first quarter of 2013, net income was $15.6 million, or $0.36 per diluted share, and adjusted earnings were $17.4 million or $0.40 per share.

Consolidated net sales totaled $455.7 million in the first quarter of 2014, a 12.5 percent increase compared with $405.2 million in the first quarter of 2013. On an organic basis, net sales increased 2.3 percent in the year-over-year comparison.

“Our first-quarter results reflect the continuing strength of our two growth businesses as they delivered a combined 6 percent increase in net sales on an organic basis,” said Dante C. Parrini, chairman and chief executive officer. “Both Composite Fibers, driven by the previously acquired Dresden business, and Advanced Airlaid Materials reported improved operating profit of 65 percent and 30 percent, respectively, over the prior year. The outlook for Composite Fibers remains positive as the business has greater capacity to meet growing market demand and Advanced Airlaid Materials continues to grow through its leadership positions in growing global hygiene markets.

“In Specialty Papers, we entered 2014 faced with significant challenges presented by pulp mill performance issues in Ohio, which when combined with the impact of severe weather, led to disappointing financial results this quarter. In March, we successfully resolved the pulp mill issues and production has returned to more normalized levels. Looking ahead, I am confident the building blocks are in place to deliver improved performance in this business, as demand for our business continues to be healthy and we are well-positioned to capitalize on improving pricing conditions.”

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Glatfelter Reports First Quarter 2014 Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings:

	For the three months ended March 31
	2014		2013
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS
Net income	$14,648	$0.33	$15,629	$0.36
Timberland sales and related costs	(507)	(0.01)	(282)	(0.01)
Acquisition and integration related costs	—	—	1,761	0.04
International legal entity restructuring	—	—	260	0.01

Adjusted earnings	$14,141	$0.32	$17,368	$0.40

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

First Quarter Business Unit Results

Composite Fibers

	For the three months ended March 31
Dollars in thousands	2014	2013	Change
Tons shipped	39,978	22,536	17,442	77.4%
Net sales	$158,577	$111,847	$46,730	41.8%
Operating income	19,255	11,638	7,617	65.4%
Operating margin	12.1%	10.4%

Composite Fibers includes the financial results of Dresden prospectively from the April 30, 2013 acquisition date.

Net sales for this business increased $46.7 million, or 41.8 percent, primarily due to the inclusion of Dresden. Excluding Dresden, Composite Fibers’ net sales increased $5.4 million, or 4.8 percent, on an organic basis, primarily due to stronger shipments of tea and single-serve coffee products. Foreign currency translation favorably impacted the year-over-year net sales comparison by $3.7 million.

Composite Fibers’ first-quarter 2014 operating income increased $7.6 million due to the inclusion of Dresden partially offset by raw material and other cost inflation.

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Glatfelter Reports First Quarter 2014 Results	page 3

Advanced Airlaid Materials

	For the three months ended March 31
Dollars in thousands	2014	2013	Change
Tons shipped	25,096	23,933	1,163	4.9%
Net sales	$71,313	$66,225	$5,088	7.7%
Operating income	5,854	4,502	1,352	30.0%
Operating margin	8.2%	6.8%

On a year-over-year basis, Advanced Airlaid Materials’ net sales increased $5.1 million, or 7.7 percent, primarily due to a 4.9 percent increase in shipping volumes. Foreign currency translation favorably impacted the year-over-year net sales comparison by $1.5 million.

First quarter 2014 operating income increased $1.4 million, or 30 percent, compared with the year-ago quarter, primarily due to higher shipments and $1.0 million from currency translation. These favorable factors were partially offset by $0.6 million in costs, net of insurance recoveries, related to fires at this business unit’s facilities in 2013.

Specialty Papers

	For the three months ended March 31
Dollars in thousands	2014	2013	Change
Tons shipped	202,227	202,334	(107)	(0.1)%
Net sales	$225,831	$227,117	$(1,286)	(0.6)%
Energy and related sales, net	5,262	1,101	4,161	377.9%
Operating income	2,410	18,278	(15,868)	(86.8)%
Operating margin	1.1%	8.0%

On a year-over-year basis, Specialty Papers’ net sales decreased $1.3 million, or 0.6 percent primarily due to mix changes. Higher average selling prices favorably affected the comparison by $1.7 million.

Operating income declined $15.9 million in the year-over-year comparison primarily due to $9.4 million of costs related to pulp mill performance issues at its Ohio facility which caused a 16 percent reduction in pulp production in the year-over-year comparison resulting in higher per ton pulp production costs as well as increased use of higher cost purchased pulp. In addition, the first quarter results were adversely impacted by $6.6 million of costs related to severe weather conditions. Energy and related sales increased $4.2 million in the year-over-year comparison as severe weather conditions in 2014 resulted in higher selling prices for excess power.

Other Financial Information

Pension expense totaled $1.5 million and $3.9 million for the first quarters of 2014 and 2013, respectively. The decline reflects the benefit of higher discount rates and the amortization of deferred actuarial gains related to higher returns on assets in 2013. Because the Company’s qualified plan remains overfunded, a cash contribution is not expected to be made in 2014 or in the foreseeable future.

Interest expense totaled $4.8 million and $3.8 million in the first quarters of 2014 and 2013, respectively, reflecting additional borrowings to fund the Dresden acquisition.

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Glatfelter Reports First Quarter 2014 Results	page 4

The Company completed the sale of 498 acres of timberlands during the first quarter of 2014 for an after-tax gain of $0.5 million.

The Company recorded an income tax provision of $2.8 million on adjusted pre-tax earnings resulting in an effective tax rate of 16.5 percent compared with an effective tax rate of 21.9 percent in the same quarter a year ago. The effective tax rate in the first quarter of 2014 reflects a greater proportion of earnings generated in lower tax foreign jurisdictions relative to the U.S. and a $2.2 million tax benefit related to the revaluation of deferred taxes. In addition, due to the expiration of the U.S. research and development tax credit at the end of 2013, no credits were recorded in the first quarter of 2014. The first quarter of 2013 effective tax rate benefited from such credits by $1.5 million.

Balance Sheet and Other Information

Cash and cash equivalents totaled $74.8 million as of March 31, 2014, and net debt was $350.0 million, compared with $319.4 million at the end of 2013. (Refer to the calculation of this measure provided in the tables at the end of this release.) The increase in net debt was primarily due to normal seasonal working capital needs typical in the first quarter of the year.

Capital expenditures totaled $14.4 million in the first quarter of 2014 compared with $31.4 million in the first quarter of 2013 which included $10.9 million for Composite Fibers’ capacity expansion project. For 2014, total capital expenditures are estimated to approximate $80 million to $90 million.

Adjusted free cash flow was $(24.2) million in the first quarter of 2014 compared with $(10.4) million in the same quarter of 2013. (Refer to the calculation of these measures provided in this release.)

In February 2014, the Company increased its quarterly cash dividend by 10 percent to $0.11 per common share. The Company also repurchased $1.6 million, or 55,703 shares, of common stock during the quarter under its $25 million share repurchase program. Since the two-year program was approved in May 2012, $6.0 million has been used.

Outlook

Composite Fibers’ shipping volumes are anticipated to be approximately 5 percent higher in the second quarter of 2014 compared to the first quarter of 2014. The benefit of higher shipping volumes is expected to be offset by lower capacity utilization during the quarter. In addition, selling prices are expected to be generally in line with the first quarter of 2014, and input costs are expected to be slightly higher.

Shipping volumes for Advanced Airlaid Materials in the second quarter of 2014 are expected to be flat compared with the first quarter of 2014. Average raw material prices are expected to be slightly higher than the first quarter of 2014 resulting in slightly higher selling prices consistent with our pass through arrangements.

For Specialty Papers, the Company expects shipping volumes in the second quarter of 2014 to be in line with the first quarter of 2014. Overall higher selling prices are expected to add $2 million to $3 million to operating profit compared to the first quarter of 2014 due to the realization of announced price increases. Input costs are expected to be in line with the first quarter of 2014. The Company also plans to complete the annually scheduled maintenance outages at its facilities in the second quarter of 2014. The outages are expected to adversely impact operating profit by approximately $28 million, pre-tax, compared with $22 million in the second quarter of 2013 due to an expanded scope of work.

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Glatfelter Reports First Quarter 2014 Results	page 5

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its first quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2014 Earnings Release Conference Call

When:	Tuesday, April 29, 2014, 11:00 a.m. Eastern Time

Number:	US dial 888.335.5539
International dial 973.582.2857

Conference ID:	27914023

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	April 29, 2014, 2:00 p.m. through May 13, 2014, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406

Conference ID:	27914023

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and cost reduction initiatives. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

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Glatfelter Reports First Quarter 2014 Results	page 6

About Glatfelter

Celebrating its 150th anniversary in 2014, Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, technical expertise, and world-class service. Headquartered in York, PA, U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.8 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended March 31
In thousands, except per share	2014	2013
Net sales	$455,721	$405,189
Energy and related sales, net	5,262	1,101

Total revenues	460,983	406,290
Costs of products sold	405,943	348,915

Gross profit	55,040	57,375

Selling, general and administrative expenses	33,551	33,487

Gains on dispositions of plant, equipment and timberlands, net	(809)	(73)

Operating income	22,298	23,961
Non-operating income (expense)
Interest expense	(4,812)	(3,841)
Interest income	61	102
Other – net	211	247

Total other expense	(4,540)	(3,492)

Income before income taxes	17,758	20,469
Income tax provision	3,110	4,840

Net income	$14,648	$15,629

Earnings per share
Basic	$0.34	$0.36
Diluted	0.33	0.36

Cash dividends declared per common share	$0.11	$0.10

Weighted average shares outstanding
Basic	43,366	42,966
Diluted	44,360	43,921

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Business Unit Financial Information

(unaudited)

Three months ended March 31

Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Net sales	$158.6	$111.8	$71.3	$66.2	$225.8	$227.1	$—	$—	$455.7	$405.2
Energy and related sales, net	—	—	—	—	5.3	1.1	—	—	5.3	1.1

Total revenue	158.6	111.8	71.3	66.2	231.1	228.2	—	—	461.0	406.3
Cost of products sold	126.0	90.4	63.1	59.5	215.0	195.5	1.8	3.5	405.9	348.9

Gross profit (loss)	32.6	21.5	8.2	6.7	16.1	32.7	(1.8)	(3.5)	55.0	57.4
SG&A	13.3	9.8	2.3	2.2	13.7	14.5	4.3	7.0	33.6	33.5
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(0.8)	(0.1)	(0.8)	(0.1)

Total operating income (loss)	19.3	11.6	5.9	4.5	2.4	18.3	(5.2)	(10.5)	22.3	24.0
Non-operating expense	—	—	—	—	—	—	(4.5)	(3.5)	(4.5)	(3.5)

Income (loss) before income taxes	$19.3	$11.6	$5.9	$4.5	$2.4	$18.3	$(9.8)	$(13.9)	$17.8	$20.5

Supplementary Data
Net tons sold (thousands)	40.0	22.5	25.1	23.9	202.2	202.3	—	—	267.3	248.8
Depreciation, depletion and amortization	$7.6	$4.6	$2.3	$2.2	$8.3	$8.3	$0.5	$0.2	$18.6	$15.4
Capital expenditures	6.0	17.5	1.5	2.1	6.2	8.6	0.8	3.2	14.4	31.4

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Three months ended March 31
In thousands	2014	2013
Cash Flow Data
Cash provided (used) by:
Operating activities	$(10,210)	$15,795
Investing activities	(13,596)	(31,493)
Financing activities	(24,328)	(4,599)

Depreciation, depletion and amortization	18,615	15,358
Capital expenditures	14,435	31,391

	March 31	December 31
	2014	2013
Balance Sheet Data
Cash and cash equivalents	$74,785	$122,882
Total assets	1,648,996	1,678,410
Total debt	424,826	442,325
Shareholders’ equity	696,850	684,476

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, alternative fuel mixture credits, acquisition and integration related costs, and restructuring charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and restructuring charges are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended March 31
In thousands	2014	2013
Cash from operations	($10,210)	$15,795
Less: Capital expenditures	(14,435)	(31,391)
Add back: BART/MACT environmental compliance	452	—
Add back: Composite Fibers capacity expansion	—	10,934
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	—	(5,690)

Adjusted free cash flow	$(24,193)	$(10,352)

Net Debt In thousands	March 31 2014	December 31 2013
Short term debt	$—	$—
Long term debt	424,826	442,325

Total	424,826	442,325
Less: Cash	(74,785)	(122,882)

Net Debt	$350,041	$319,443